Exhibit 23.3

DEGOLYER AND MACNAUGHTON
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

August 12, 2010

Magnum Hunter Resources Corporation
777 Post Oak Blvd., Suite 910
Houston, Texas 77056

Ladies and Gentlemen:

We consent to the incorportion of the reference to our third party letter report dated March 28, 2010, containing our opinion on the proved reserves, as of December 31, 2009, attributable to certain properties owned by Magnum Hunter Resources Corporation, which appears in the annual report on Form 10-K for the year ended December 31, 2009, in the Registration Statement on Form S-8, to be filed on or about August 12, 2010, of Magnum Hunter Resources Corporation.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716